Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG FIRST QUARTER RESULTS,

DRIVEN BY

NONINTEREST INCOME TOTALING 36% OF TOTAL REVENUE

Bedminster, N.J. – April 29, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its first quarter 2021 results.

This earnings release should be read in conjunction with the Company’s Q1 2021 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $49.61 million, net income of $13.18 million and diluted earnings per share (“EPS”) of $0.67 for the quarter ended March 31, 2021, compared to $46.27 million, $1.37 million and $0.07, respectively, for the same three month period ended March 31, 2020.

The 2021 quarter included increased noninterest income, principally wealth management income and income from capital markets activities (which includes mortgage banking income, loan level back-to-back swap income, SBA loan income, and corporate advisory fee income). The 2021 quarter also included a significantly reduced provision for loan losses when compared to the same quarter last year. The 2021 quarter included a $225,000 provision while the 2020 quarter included a $20.0 million provision, which was due to the environment at that time created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses.

The 2021 three-month period also included $1.5 million of severance expense related to certain staff reorganizations within several areas of the Bank.  The 2020 three-month period included a tax benefit of $3.2 million caused by the changes in the treatment of tax net operating losses (“NOL”) under the provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

As previously disclosed, on January 28, 2021, the Company authorized the repurchase of up to 948,735 shares, or approximately 5% of its outstanding shares. During the first quarter of 2021 the Company purchased 158,033 shares at an average price of $27.71 for a total cost of $4.4 million under this program.

Douglas L. Kennedy, President and CEO, said, “Our capital is strong and we believe that purchasing the Company’s stock is an opportunity for us to effectively manage our excess capital, while taking advantage of the Company’s discounted valuation relative to peers.”

Mr. Kennedy also said, “During the first quarter of 2021 the Company participated in the 2021 round of the Paycheck Protection Program (“PPP”) which created much needed funding to qualifying small businesses and organizations.  We are proud to say that during the quarter we assisted with over $142 million of PPP loans - $47 million processed, closed and funded by the Bank, and another $95 million referred directly to a third party for processing and funding.  The Company plans to sell the $46 million of loans in the second quarter to the same third party, who is extremely proficient in the servicing and forgiveness processes for PPP loans.

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

March 2021 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$31.79	$31.75	$0.04	0%
Wealth management fee income (A)	12.13	9.96	2.17	22
Capital markets activity (B)	3.57	2.84	0.73	26
Other income	2.12	1.72	0.40	23
Total other income	17.82	14.52	3.30	23
Operating expenses (C)	31.59	28.24	3.35	12
Pretax income before provision for loan losses	18.02	18.03	(0.01)	(0)
Provision for loan and lease losses (D)	0.23	20.00	(19.77)	(99)
Pretax income	17.79	(1.97)	19.76	N/A
Income tax expense/(benefit) (E)	4.61	(3.34)	7.95	N/A
Net income (C)	$13.18	$1.37	$11.81	862%
Diluted EPS	$0.6747	$0.0700	$0.6047	864%

Total Revenue (F)	$49.61	$46.27	$3.34	7%

Return on average assets annualized	0.89%	0.11%	0.78
Return on average equity annualized	10.03%	1.08%	8.95

(A)

The March 2021 quarter included a full quarter of wealth management fee income and expense related to the December lift outs of teams from Lucas Capital Management (“Lucas”) and Noyes Capital Management (“Noyes”) - approximately $600,000 of wealth management fee income and approximately $400,000 of operating expenses were recorded in the 2021 quarter.

(B)

Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, corporate advisory activities and mortgage banking activities. There were no fees related to loan level back-to-back swap activities in the quarter ended March 31, 2021, compared to $1.4 million in the March 2020 quarter.

(C)

The quarter ended March 31, 2021 included $1.5 million of severance expense related to certain staff reorganization within several areas of the Bank. This expense reduced pretax income before provision for loan losses and pretax income by $1.5 million each; and reduced net income by $1.1 million; diluted EPS by $0.06; ROA by 0.08%; and ROE by 0.86%, respectively.

(D)	The March 2020 quarter included a provision for loan and lease losses of $20.0 million, primarily due to the environment at that time created by the COVID-19 pandemic.
(E)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(F)	Total revenue equals net interest income plus total other income.

March 2021 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$31.79	$31.74	$0.05	0%
Wealth management fee income (A)	12.13	10.79	1.34	12
Capital markets activity (B)	3.57	1.90	1.67	88
Other income	2.12	1.71	0.41	24
Total other income	17.82	14.40	3.42	24
Operating expenses (C)	31.59	39.25	(7.66)	(20)
Pretax income before provision for loan losses	18.02	6.89	11.13	162
Provision for loan and lease losses	0.23	2.35	(2.12)	(90)
Pretax income	17.79	4.54	13.25	292
Income tax expense	4.61	1.51	3.10	205
Net income (C)	$13.18	$3.03	$10.15	335%
Diluted EPS	$0.67	$0.16	$0.51	319%

Total Revenue (D)	$49.61	$46.14	$3.47	8%

Return on average assets annualized	0.89%	0.21%	0.68
Return on average equity annualized	10.03%	2.32%	7.71

(A)

The March 2021 quarter included a full quarter of wealth management fee income and expense related to the lift outs of teams from Lucas and Noyes - approximately $600,000 of wealth management fee income and approximately $400,000 of operating expenses were recorded in the 2021 quarter.

(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, corporate advisory and mortgage banking activities.
(C)

The quarter ended March 31, 2021 included $1.5 million of severance expense related to certain staff reorganization within several areas of the Bank. This expense reduced pretax income before provision for loan losses and pretax income by $1.5 million each; and reduced net income by $1.1 million; diluted EPS by $0.06; ROA by 0.08%; and ROE by 0.86%, respectively.   The December 31, 2020 quarter included $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale and $210,000 for the consolidation of two private banking locations.

(D)	Total revenue equals net interest income plus total other income.

The Company’s near-term priorities include:

•	Actively deploy/manage capital and liquidity by expanding our lending activities and executing on our recently announced stock repurchase program.
•

Continue to grow and expand our core Wealth Management, Commercial Banking and Capital Markets businesses through core operations, strategic hires, lift-outs, and acquisition of wealth management firms.

•	Expand our Net Interest Margin.
•	Investment in digital enhancements.
•	Continue to target fee income at 35% - 45% of total bank revenue.
•	Drive ROA to greater than 1% and return on average tangible common equity to greater than 14%.

Other select highlights for the quarter included:

•	Total noninterest income totaled $17.8 million for the March 2021 quarter, accounting for 36% of total revenue (within our target of 35% to 45% of total revenue).
•

Wealth management fee income, which comprised approximately 24% of the Company’s total revenue for the three-months ended March 31, 2021, continues to contribute significantly to the Company’s diversified revenue sources.

•	The Company completed its first major corporate advisory/investment banking deal.

•	As of March 31, 2021, total C&I loans (including PPP loans held in portfolio and held for sale) comprised 45% of the total loan portfolio.
•

Deposits totaled $4.94 billion at March 31, 2021.  This reflected net growth of $504 million or 11% compared to $4.44 billion at March 31, 2020, despite managed reductions in higher cost CDs of $184 million.

•	The Company’s net interest margin improved in the quarter when compared to the December 2020 quarter (see subsequent discussion of Net Interest Income / Net Interest Margin).
•

In addition to $1.4 billion (23% of total assets) of balance sheet liquidity (investments, interest-earning deposits and cash) as of March 31, 2021, the Company also has access to approximately $2.8 billion of available secured funding at the Federal Home Loan Bank and the Federal Reserve.

•

Nonperforming assets at March 31, 2021 were $11.8 million, or 0.20% of total assets. Loans past due 30 to 89 days totaled $1.6 million at March 31, 2021. Loans on deferral status as of March 31, 2021 were $43 million (less than 1% of total loans).

•	As previously announced, the Company opened a retail location in Boonton/Mountain Lakes, New Jersey.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the March 2021 quarter, the Bank’s wealth management business generated $12.13 million in fee income, compared to $9.96 million for the March 2020 quarter, and $10.79 million for the December 2020 quarter.

The market value of the Company’s AUM/AUA increased from $8.8 billion at December 31, 2020 to $9.4 billion at March 31, 2021.

In the quarter ended March 31, 2021 the Company successfully integrated the previously announced teams from Lucas and Noyes which combined added approximately $400 million in AUM/AUA during the fourth quarter of 2020.

John P. Babcock, President of the Peapack Private Wealth Management division, said, “2021 showed continued strong new business, new client acquisition and client retention. We ended 2020 with a very strong Q4 and this continued into Q1 2021 with gross inflows of over $250 million.” Babcock went on to note, “We continue to look to grow our wealth business organically and through selective acquisition.  At year-end 2020, we combined two of our acquired RIAs – Lassus Wherley Associates and Point View Wealth Management into the Peapack Private bank entity as well as on-boarded two lift outs in Morristown and Red Bank NJ.  We continue to make significant progress on our infrastructure consolidation including launching our new trading platform and a new CRM system, as well as adding more resources to our financial planning team.”

Loans / Commercial Banking

Total loans of $4.44 billion at March 31, 2021 (including PPP loans of $233 million, of which $46 million are held for sale) increased $36 million from $4.40 billion at December 31, 2020. Excluding net PPP loan growth during the March 2021 quarter, loan balances were relatively flat to year-end. Loan origination levels for the March 2021 quarter were approximately $330 million (excluding PPP loans), but paydown and payoff activity remains robust.

Total C&I loans (including the PPP loans) at March 31, 2021 were $1.98 billion or 45% of the total loan portfolio. While C&I origination levels have been strong, as noted just above, paydown and payoff activity has also been robust, including paydowns of several large lines of credit, as well as the Company’s workout and asset recovery efforts, including the workout and recovery of several nonaccrual and/or classified credits in 2021.

Mr. Kennedy noted, “Our commercial loan (C&I, Equipment Finance and CRE/Multifamily) pipelines are strong going into the second quarter, standing at approximately $350 million with likelihood of closing during the second quarter of 2021.”

Mr. Kennedy also noted, “As I have mentioned in the past, our Corporate Advisory business, which gives us the capability to engage in high level strategic debt, capital and valuation analysis, enables us to provide a unique boutique level of service, giving us a competitive advantage over many of our peers. Our Corporate Advisory pipelines are also strong.”

The Company maintains a well-diversified loan portfolio, as noted in the Q1 2021 Investor Update (and Supplemental Financial Information).

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at March 31, 2021 were $4.94 billion reflecting an increase of $504 million when compared to $4.44 billion at March 31, 2020 and an increase of $126 million from $4.82 billion at December 31, 2020. Compared to the quarter ended March 31, 2020, noninterest bearing demand deposits increased $328 million and interest-bearing demand increased $307 million, while brokered deposits declined $70 million, and higher costing CDs declined $184 million.  Mr. Kennedy noted, “Our noninterest bearing deposits comprise 19% of our customer deposits, and only 17% of our total deposits are not covered by FDIC insurance; both statistics reinforce the “core” nature of our deposit base.”

For the quarter ended March 31, 2021, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) totaled $1.4 billion (or 23% of assets).  In addition to the $1.4 billion of balance sheet liquidity, the Company also had approximately $1.8 billion of secured funding available from the Federal Home Loan Bank. Additionally, the Company had $990 million of secured funding available from the Federal Reserve Discount Window.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150-basis point reduction in target Fed Funds near the end of the first quarter of 2020 reduced the Company’s yield earned on assets. However, we were able to and we continue to strategically reprice our deposits over time to offset much of that decline. Further, when interest rates rise, we expect that our net interest income will improve. Our current modeling indicates that net interest income would improve 6.3% with an immediate 100 basis points rise in rates.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$30,565	2.49%	$30,897	2.51%	$31,279	2.60%
Prepayment premiums received on loan paydowns	704	0.05%	413	0.02%	525	0.05%
Effect of maintaining excess interest earning cash	(195)	-0.21%	(206)	-0.24%	(57)	-0.08%
Effect of PPP loans	719	-0.05%	631	-0.04%	—	0.00%
NII/NIM as reported	$31,793	2.28%	$31,735	2.25%	$31,747	2.57%

As shown above, the Company’s reported NIM increased 3 basis points compared to the linked quarter. The Bank strategically lowered its cost of deposits by 8 basis points and generated an additional $291,000 of prepayment premiums compared to the linked quarter. These positives were partially offset by a reduced yield on loans (decline of 4 basis points) and the full 90-day impact from the mid-December 2020 $100 million, 3.5% subordinated debt issuance.

Future net interest income and net interest margin should benefit from the following:

➣	$415 million of CDs at an average rate of 0.76% mature within one year.
➣	$67 million of term money market accounts at an average rate of 0.50% are set to reprice on July 1, 2021.
➣	$50 million of subordinated debt at a coupon of 6% becomes callable on June 30, 2021.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (the SBA lending and sale program, mortgage banking activity, corporate advisory activity and loan level back-to-back swap activities) totaled $3.57 million for the March 2021 quarter compared to $1.90 million for the December 2020 quarter and $2.84 million for the March 2020 quarter.  The March 2021 quarter results were driven by a $1.45 million gain on sale of SBA loans, which was benefitted by certain changes to SBA lending requirements. The March 2021 and December 2020 quarters reflected increased mortgage banking activity due to greater refinance activity in the low rate environment. During March 2021, the Company also recorded $1.1 million of corporate advisory fee income.  This included the Company’s first major corporate advisory/investment banking event. These transactions tend to be larger and take longer to complete. As noted previously, the pipeline of such business is fairly robust. The March 2021 quarter included no income from loan level, back-to-back swap activities, as there has been, and will continue to be, minimal activity for such in the current environment. The March 2020 quarter included $1.4 million of such income.

Other Noninterest Income (other than Wealth Management fee income and Income from Capital Markets Activities)

The March 2021 quarter included approximately $300,000 of additional Bank Owned life Insurance income, compared to prior quarters, due to receipt of life insurance proceeds. Such proceeds were nontaxable. The 2021 quarter also included a $282,000 gain on sale of $8 million of loans that had some past payment issues and were classified as held for sale as of December 31, 2020. Partially offsetting these positives, the Company recorded a $265,000 securities loss related to the valuation of certain community investment equity securities.

Operating Expenses

The Company’s total operating expenses were $31.59 million for the quarter ended March 31, 2021, compared to $39.25 million for the December 2020 quarter and $28.24 million for the March 2020 quarter. The March 2021 quarter included $1.5 million of severance expense related to certain staff reorganization within several areas of the Bank, as well as a full quarter’s worth of expense related to Lucas and Noyes (approximately $400,000). The December 2020 quarter included the prepayment of FHLB advances ($4.8 million), a valuation allowance on a loan held for sale ($4.4 million) and consolidation of two private banking offices ($210,000).

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in digital enhancements to improve the client experience and grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and wealth M&A.”

Income Taxes

The effective tax rate for the three months ended March 31, 2021 was 25.94%, as compared to 33.29% for the December 2020 quarter and a tax benefit in the quarter ended March 31, 2020. The March 31, 2021 benefitted from life insurance proceeds that were not taxable and from the vesting of restricted stock at prices higher than grant prices. A tax return to book adjustment recorded in the December 2020 quarter, coupled with reduced pretax income in the that quarter, increased the December 2020 effective tax rate by approximately 5%.

During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q1 2021 Investor Update (and Supplemental Financial Information).

Nonperforming assets at March 31, 2021 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $11.8 million, or 0.20% of total assets, up slightly from $11.5 million, or 0.19% of total assets, at December 31, 2020 and down significantly from $29.4 million, or 0.50% of total assets, at March 31, 2020.  Total loans past due 30 through 89 days and still accruing declined to $1.6 million at March 31,

2021, from $5.1 million at December 31, 2020 and $8.3 million at March 31, 2020.  During the latter half of 2020 and first quarter of 2021, the Company’s asset recovery and workout efforts reduced nonperforming and classified assets.

For the quarter ended March 31, 2021, the Company’s provision for loan and lease losses was $225,000 compared to $2.35 million for the December 2020 quarter and $20.00 million for the March 2020 quarter. The decreased provision for loan and lease losses in the 2021 quarter when compared to the 2020 quarters reflect the reduced qualitative loss factors when calculating the allowance for loan losses as loan deferrals entered into during the COVID-19 pandemic have come down significantly from prior year (declined from $914 million at June 30, 2020 to $43 million at March 31, 2021). The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s assessment of asset quality metrics, net charge-offs/recoveries, and the composition of the loan portfolio.

At March 31, 2021, the allowance for loan and lease losses was $67.54 million (1.52% of total loans), compared to $67.31 million at December 31, 2020 (1.53% of total loans), and $63.78 million at March 31, 2020 (1.44% of total loans).  The Company has elected to take additional time to adopt CECL and will implement effective January 1, 2022.

Capital

The Company’s capital position during the March 2021 quarter was benefitted by net income of $13.18 million which was offset by the purchase of shares through the Company’s stock repurchase program.  The Company purchased 158,033 shares at an average price of $27.71 for a total cost of $4.4 million.  Capital was also impacted by an increase in the unrealized loss on our securities of $13.4 million during the March 2021 quarter, as medium-term market interest rates rose during the quarter impacting the market value of securities.

The Company’s and Bank’s capital ratios at March 31, 2021 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously announced, in the fourth quarter of 2020 the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. The proceeds raised will be used for general corporate purposes, which will include stock repurchases and could potentially include redemption of the Company’s existing 6% subordinated debt and acquisitions of wealth management firms.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of December 31, 2020, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q1 2021 Investor Update (and Supplemental Financial Information).

As previously announced, on April 27, 2021, the Company declared a cash dividend of $0.05 per share payable on May 25, 2021 to shareholders of record on May 11, 2021.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and assets under management/administration of $9.4 billion as of March 31, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.

Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2021 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;

•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Income Statement Data:
Interest income	$38,239	$38,532	$40,174	$41,649	$45,395
Interest expense	6,446	6,797	8,025	9,678	13,648
Net interest income	31,793	31,735	32,149	31,971	31,747
Wealth management fee income	12,131	10,791	10,119	9,996	9,955
Service charges and fees	846	859	785	695	816
Bank owned life insurance	611	313	314	318	328
Gain on loans held for sale at fair value (Mortgage banking) (A)	1,025	1,470	954	550	292
Gain/(loss) on loans held for sale at lower of cost or fair value(B)	282	—	7,429	—	(3)
Fee income related to loan level, back-to-back swaps (A)	—	—	—	202	1,418
Gain on sale of SBA loans (A)	1,449	375	79	258	1,054
Corporate advisory fee income (A)	1,098	50	75	65	75
Other income	643	590	456	417	384
Securities (losses)/gains, net	(265)	(42)	—	125	198
Total other income	17,820	14,406	20,211	12,626	14,517
Salaries and employee benefits (C)	21,990	19,902	19,202	19,186	19,226
Premises and equipment	4,113	4,189	4,109	4,036	4,043
FDIC insurance expense	585	665	605	455	250
FHLB prepayment penalty	—	4,784	—	—	—
Valuation allowance loans held for sale (D)	—	4,425	—	—	—
Other expenses	4,906	5,284	4,545	5,337	4,716
Total operating expenses	31,594	39,249	28,461	29,014	28,235
Pretax income before provision for loan losses	18,019	6,892	23,899	15,583	18,029
Provision for loan and lease losses (E)	225	2,350	5,150	4,900	20,000
Income/(loss) before income taxes	17,794	4,542	18,749	10,683	(1,971)
Income tax expense/(benefit) (F)	4,616	1,512	5,202	2,441	(3,344)
Net income	$13,178	$3,030	$13,547	$8,242	$1,373

Total revenue (G)	$49,613	$46,141	$52,360	$44,597	$46,264
Per Common Share Data:
Earnings per share (basic)	$0.70	$0.16	$0.72	$0.44	$0.07
Earnings per share (diluted)	0.67	0.16	0.71	0.43	0.07
Weighted average number of common shares outstanding:
Basic	18,950,305	18,947,864	18,908,337	18,872,070	18,858,343
Diluted	19,531,689	19,334,569	19,132,650	19,059,822	19,079,575
Performance Ratios:
Return on average assets annualized (ROAA)	0.89%	0.21%	0.89%	0.56%	0.11%
Return on average equity annualized (ROAE)	10.03%	2.32%	10.53%	6.56%	1.08%
Return on average tangible common equity (ROATCE) (H)	10.94%	2.51%	11.41%	7.13%	1.17%
Net interest margin (tax-equivalent basis)	2.28%	2.25%	2.20%	2.27%	2.57%
GAAP efficiency ratio (I)	63.68%	85.06%	54.36%	65.06%	61.03%
Operating expenses / average assets annualized	2.14%	2.66%	1.86%	1.97%	2.18%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $355 million completed in the September quarter.
(C)	The March 2021 quarter included $1.5 million of severance expense related to corporate restructuring.
(D)	The December 2020 quarter reflects a $4.4 million write-down of a commercial real estate held for sale loan associated with an assisted living facility.
(E)	The March 2020, June 2020 and September 2020 quarters included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(F)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(G)	Total revenue equals net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ASSETS
Cash and due from banks	$8,159	$10,629	$8,400	$5,608	$6,171
Federal funds sold	102	102	102	102	102
Interest-earning deposits	468,276	642,591	670,863	617,117	767,730
Total cash and cash equivalents	476,537	653,322	679,365	622,827	774,003
Securities available for sale	875,301	622,689	596,929	539,742	400,558
Equity security	14,852	15,117	15,159	15,159	14,034
FHLB and FRB stock, at cost	13,699	13,709	18,433	18,598	40,871
Residential mortgage	498,884	520,188	532,120	536,015	532,063
Multifamily mortgage	1,178,940	1,127,198	1,168,796	1,178,494	1,203,487
Commercial mortgage	697,599	694,034	722,678	761,910	760,648
Commercial loans (A)	1,982,570	1,975,337	1,930,984	2,316,125	1,810,214
Consumer loans	36,519	37,016	51,859	53,111	53,365
Home equity lines of credit	45,624	50,547	52,194	54,006	55,856
Other loans	199	225	260	272	347
Total loans	4,440,335	4,404,545	4,458,891	4,899,933	4,415,980
Less: Allowances for loan and lease losses	67,536	67,309	66,145	66,065	63,783
Net loans	4,372,799	4,337,236	4,392,746	4,833,868	4,352,197
Premises and equipment	23,260	21,609	21,668	21,449	21,243
Other real estate owned	50	50	50	50	50
Accrued interest receivable	23,916	22,495	22,192	15,956	11,816
Bank owned life insurance	46,448	46,809	46,645	46,479	46,309
Goodwill and other intangible assets	43,524	43,891	39,622	39,943	40,265
Finance lease right-of-use assets	4,143	4,330	4,517	4,704	4,891
Operating lease right-of-use assets	10,186	9,421	10,011	10,810	11,553
Other assets (B)	64,912	99,764	110,770	111,630	113,668
TOTAL ASSETS	$5,969,627	$5,890,442	$5,958,107	$6,281,215	$5,831,458

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$908,922	$833,500	$838,307	$911,989	$581,085
Interest-bearing demand deposits	1,987,567	1,849,254	1,858,529	1,804,102	1,680,452
Savings	141,743	130,731	127,737	123,140	112,668
Money market accounts	1,256,605	1,298,885	1,251,349	1,183,603	1,163,410
Certificates of deposit – Retail	474,668	530,222	586,801	629,941	651,000
Certificates of deposit – Listing Service	31,631	32,128	32,677	35,327	38,895
Subtotal “customer” deposits	4,801,136	4,674,720	4,695,400	4,688,102	4,227,510
IB Demand – Brokered	110,000	110,000	130,000	130,000	180,000
Certificates of deposit – Brokered	33,777	33,764	33,750	33,736	33,723
Total deposits	4,944,913	4,818,484	4,859,150	4,851,838	4,441,233
Short-term borrowings	15,000	15,000	15,000	15,000	515,000
FHLB advances (C)	—	—	105,000	105,000	105,000
Paycheck Protection Program Liquidity Facility (D)	168,180	177,086	183,790	535,837	—
Finance lease liability	6,528	6,753	6,976	7,196	7,402
Operating lease liability	10,509	9,737	10,318	11,116	11,852
Subordinated debt, net (E)	181,837	181,794	83,585	83,529	83,473
Other liabilities (B)	120,219	154,466	156,472	163,719	160,173
Due to brokers	—	—	15,088	—	10,885
TOTAL LIABILITIES	5,447,186	5,363,320	5,435,379	5,773,235	5,335,018
Shareholders’ equity	522,441	527,122	522,728	507,980	496,440
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,969,627	$5,890,442	$5,958,107	$6,281,215	$5,831,458
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$9.4	$8.8	$7.6	$7.2	$6.4

(A)	Includes PPP loans of $233 million at March 31, 2021, $196 million at December 31, 2020, $202 million at September 30, 2020 and $547 million at June 30, 2020.

(B)	The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.
(C)	The Company prepaid $105 million of FHLB advances with a weighted-average rate of 3.20% during the December 2020 quarter.
(D)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(E)	The increase was due to the completion of a $100 million subordinated debt offering in December 22, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	11,767	11,410	8,611	26,697	29,324
Other real estate owned	50	50	50	50	50
Total nonperforming assets	$11,817	$11,460	$8,661	$26,747	$29,374

Nonperforming loans to total loans	0.27%	0.26%	0.19%	0.54%	0.66%
Nonperforming assets to total assets	0.20%	0.19%	0.15%	0.43%	0.50%

Performing TDRs (B)(C)	$197	$201	$2,278	$2,376	$2,389

Loans past due 30 through 89 days and still accruing (D)(E)	$1,622	$5,053	$6,609	$3,785	$8,261

Loans subject to special mention	$166,013	$162,103	$129,700	$27,922	$13,222

Classified loans	$25,714	$37,771	$41,263	$63,562	$58,938

Impaired loans	$11,964	$16,204	$15,514	$33,708	$36,369

Allowance for loan and lease losses:
Beginning of period	$67,309	$66,145	$66,065	$63,783	$43,676
Provision for loan and lease losses	225	2,350	5,150	4,900	20,000
(Charge-offs)/recoveries, net	2	(1,186)	(5,070)	(2,618)	107
End of period	$67,536	$67,309	$66,145	$66,065	$63,783

ALLL to nonperforming loans	573.94%	589.91%	768.15%	247.46%	217.51%
ALLL to total loans	1.52%	1.53%	1.48%	1.35%	1.44%
General ALLL to total loans (F)	1.45%	1.47%	1.48%	1.26%	1.30%
(A)

Excludes one commercial loan held for sale of $5.6 million at March 31, 2021. Excludes residential and commercial loans held for sale of $8.5 million at December 31, 2020.  Excludes one commercial loan held for sale of $10.0 million at September 30, 2020.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $3.9 million at March 31, 2021, $4.0 million at December 31, 2020, $5.2 million at September 30, 2020, $23.2 million at June 30, 2020 and $25.9 million at March 31, 2020 of TDRs included in nonaccrual loans.

(D)	Excludes a residential loan held for sale of $93,000 at December 31, 2020.
(E)	December 31, 2020 includes $1.3 million of residential loans that are classified as delinquent due to an escrow payment shortage due to a recent change in escrow payment requirement.
(F)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,	March 31,
	2021	2020	2020
Capital Adequacy
Equity to total assets (A)(J)	8.75%	8.95%	8.51%
Tangible Equity to tangible assets (B)	8.08%	8.27%	7.88%
Tangible Equity to tangible assets excluding PPP loans (C)	8.41%	8.55%	7.88%
Book value per share (D)	$27.45	$27.78	$26.33
Tangible Book Value per share (E)	$25.16	$25.47	$24.20

	March 31,		December 31,		March 31,
	2021		2020		2020
Regulatory Capital – Holding Company
Tier I leverage	$491,384	8.66%	$483,535	8.53%	$458,640	8.93%
Tier I capital to risk-weighted assets	491,384	12.00	483,535	11.93	458,640	10.71
Common equity tier I capital ratio to risk-weighted assets	491,355	12.00	483,500	11.93	458,639	10.71
Tier I & II capital to risk-weighted assets	724,599	17.70	716,210	17.67	595,770	13.91

Regulatory Capital – Bank
Tier I leverage (F)	$564,533	9.95%	$549,575	9.71%	$527,433	10.28%
Tier I capital to risk-weighted assets (G)	564,533	13.79	549,575	13.55	527,433	12.33
Common equity tier I capital ratio to risk-weighted assets (H)	564,504	13.78	549,540	13.55	527,432	12.33
Tier I & II capital to risk-weighted assets (I)	615,925	15.04	600,478	14.81	581,025	13.58

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($284 million)
(G)	Regulatory well capitalized standard = 8.00% ($328 million)
(H)	Regulatory well capitalized standard = 6.50% ($266 million)
(I)	Regulatory well capitalized standard = 10.00% ($410 million)
(J)	PPP loans with a balance of $233 million and $196 million increased total assets at March 31, 2021 and December 31, 2020, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Residential loans retained	$15,814	$22,316	$32,599	$18,627	$14,831
Residential loans sold	45,873	64,630	54,521	37,061	19,391
Total residential loans	61,687	86,946	87,120	55,688	34,222
Commercial real estate	38,363	—	1,613	748	8,858
Multifamily	85,009	1,184	1,500	11,960	61,998
Commercial (C&I) loans (A) (B)	129,141	218,235	118,048	99,294	42,908
SBA (C)	58,730	8,355	4,962	595,651	13,830
Wealth lines of credit (A)	2,475	3,925	2,000	500	3,250
Total commercial loans	313,718	231,699	128,123	708,153	130,844
Installment loans	63	690	253	950	256
Home equity lines of credit (A)	1,899	2,330	4,759	4,280	3,632
Total loans closed	$377,367	$321,665	$220,255	$769,071	$168,954
(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $47 million for the quarter ended March 31, 2021 and $596 million for the three months ended June 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2021			March 31, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$761,187	$2,629	1.38%	$411,806	$2,459	2.39%
Tax-exempt (A) (B)	7,980	98	4.91	10,534	131	4.97

Loans (B) (C):
Mortgages	501,590	3,954	3.15	535,114	4,576	3.42
Commercial mortgages	1,840,363	14,420	3.13	1,955,808	18,483	3.78
Commercial	1,932,692	16,455	3.41	1,758,137	18,593	4.23
Commercial construction	15,606	139	3.56	5,629	88	6.25
Installment	37,695	276	2.93	53,983	464	3.44
Home equity	48,853	399	3.27	55,654	614	4.41
Other	246	5	8.13	364	9	9.89
Total loans	4,377,045	35,648	3.26	4,364,689	42,827	3.92
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	555,331	128	0.09	251,566	552	0.88
Total interest-earning assets	5,701,645	38,503	2.70%	5,038,697	45,969	3.65%
Noninterest-earning assets:
Cash and due from banks	11,129			5,517
Allowance for loan and lease losses	(71,160)			(44,368)
Premises and equipment	22,634			21,145
Other assets	228,134			161,452
Total noninterest-earning assets	190,737			143,746
Total assets	$5,892,382			$5,182,443

LIABILITIES:
Interest-bearing deposits:
Checking	$1,908,380	$978	0.20%	$1,540,798	$3,447	0.89%
Money markets	1,259,597	794	0.25	1,192,049	2,981	1.00
Savings	135,202	17	0.05	110,905	15	0.05
Certificates of deposit – retail	533,488	1,470	1.10	698,019	3,694	2.12
Subtotal interest-bearing deposits	3,836,667	3,259	0.34	3,541,771	10,137	1.14
Interest-bearing demand – brokered	110,000	493	1.79	180,000	923	2.05
Certificates of deposit – brokered	33,769	261	3.09	33,715	263	3.12
Total interest-bearing deposits	3,980,436	4,013	0.40	3,755,486	11,323	1.21
Borrowings	186,006	209	0.45	183,398	1,012	2.21
Capital lease obligation	6,608	79	4.78	7,475	90	4.82
Subordinated debt	181,795	2,145	4.72	83,439	1,223	5.86
Total interest-bearing liabilities	4,354,845	6,446	0.59%	4,029,798	13,648	1.35%
Noninterest-bearing liabilities:
Demand deposits	848,325			542,557
Accrued expenses and other liabilities	163,569			101,662
Total noninterest-bearing liabilities	1,011,894			644,219
Shareholders’ equity	525,643			508,426
Total liabilities and shareholders’ equity	$5,892,382			$5,182,443
Net interest income		$32,057			$32,321
Net interest spread			2.11%			2.30%
Net interest margin (D)			2.28%			2.57%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2021			December 31, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$761,187	$2,629	1.38%	$636,417	$2,033	1.28%
Tax-exempt (A) (B)	7,980	98	4.91	8,137	101	4.96

Loans (B) (C):
Mortgages	501,590	3,954	3.15	520,123	4,372	3.36
Commercial mortgages	1,840,363	14,420	3.13	1,865,953	14,796	3.17
Commercial	1,932,692	16,455	3.41	1,943,855	16,587	3.41
Commercial construction	15,606	139	3.56	10,376	108	4.16
Installment	37,695	276	2.93	44,581	320	2.87
Home equity	48,853	399	3.27	51,545	429	3.33
Other	246	5	8.13	281	6	8.54
Total loans	4,377,045	35,648	3.26	4,436,714	36,618	3.30
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	555,331	128	0.09	614,024	148	0.10
Total interest-earning assets	5,701,645	38,503	2.70%	5,695,394	38,900	2.73%
Noninterest-earning assets:
Cash and due from banks	11,129			9,632
Allowance for loan and lease losses	(71,160)			(68,862)
Premises and equipment	22,634			21,698
Other assets	228,134			238,856
Total noninterest-earning assets	190,737			201,324
Total assets	$5,892,382			$5,896,718

LIABILITIES:
Interest-bearing deposits:
Checking	$1,908,380	$978	0.20%	$1,850,917	$1,059	0.23%
Money markets	1,259,597	794	0.25	1,273,681	811	0.25
Savings	135,202	17	0.05	128,195	17	0.05
Certificates of deposit – retail	533,488	1,470	1.10	602,068	2,106	1.40
Subtotal interest-bearing deposits	3,836,667	3,259	0.34	3,854,861	3,993	0.41
Interest-bearing demand – brokered	110,000	493	1.79	113,696	514	1.81
Certificates of deposit – brokered	33,769	261	3.09	33,756	267	3.16
Total interest-bearing deposits	3,980,436	4,013	0.40	4,002,313	4,774	0.48
Borrowings	186,006	209	0.45	244,753	616	1.01
Capital lease obligation	6,608	79	4.78	6,832	82	4.80
Subordinated debt	181,795	2,145	4.72	94,437	1,325	5.61
Total interest-bearing liabilities	4,354,845	6,446	0.59%	4,348,335	6,797	0.63%
Noninterest-bearing liabilities:
Demand deposits	848,325			858,004
Accrued expenses and other liabilities	163,569			166,933
Total noninterest-bearing liabilities	1,011,894			1,024,937
Shareholders’ equity	525,643			523,446
Total liabilities and shareholders’ equity	$5,892,382			$5,896,718
Net interest income		$32,057			$32,103
Net interest spread			2.11%			2.10%
Net interest margin (D)			2.28%			2.25%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2021	2020	2020	2020	2020
Shareholders’ equity	$522,441	$527,122	$522,728	$507,980	$496,440
Less: Intangible assets, net	43,524	43,891	39,622	39,943	40,265
Tangible equity	478,917	483,231	483,106	468,037	456,175

Period end shares outstanding	19,034,870	18,974,703	18,924,953	18,905,135	18,852,523
Tangible book value per share	$25.16	$25.47	$25.53	$24.76	$24.20
Book value per share	27.45	27.78	27.62	26.87	26.33

Tangible Equity to Tangible Assets
Total assets	$5,969,627	$5,890,442	$5,958,107	$6,281,215	$5,831,458
Less: Intangible assets, net	43,524	43,891	39,622	39,943	40,265
Tangible assets	5,926,103	5,846,551	5,918,485	6,241,272	5,791,193
Less: PPP Loans	232,721	195,574	201,991	547,004	—
Tangible Assets excluding PPP Loans	5,693,382	5,650,977	5,716,494	5,694,268	5,791,193
Tangible equity to tangible assets	8.08%	8.27%	8.16%	7.50%	7.88%
Tangible equity to tangible assets excluding PPP loans	8.41%	8.55%	8.45%	8.22%	7.88%
Equity to assets (A)	8.75%	8.95%	8.77%	8.09%	8.51%
(A)

Equity to total assets would be 9.11% if PPP loans of $233 million were excluded from total assets of March 31, 2021. Equity to total assets would be 9.26% if PPP loans of $196 million were excluded from total assets as of December 31, 2020. Equity to total assets would be 9.08% if PPP loans of $202 million were excluded from total assets as of September 30, 2020. Equity to total assets would be 8.86% if PPP loans of $547 million were excluded from total assets as of June 30, 2020.

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2021	2020	2020	2020	2020
Net income	$13,178	$3,030	$13,547	$8,242	$1,373

Average shareholders’ equity	$525,643	$523,446	$514,736	$502,683	$508,426
Less: Average intangible assets, net	43,742	40,336	39,811	40,139	40,459
Average tangible equity	481,901	483,110	474,925	462,544	467,967

Return on average tangible common equity	10.94%	2.51%	11.41%	7.13%	1.17%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2021	2020	2020	2020	2020
Net interest income	$31,793	$31,735	$32,149	$31,971	$31,747
Total other income	17,820	14,406	20,211	12,626	14,517
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	(282)	—	(7,429)	—	3
Less: Income from life insurance proceeds	(302)	—	—	—	—
Add: Securities (gains)/losses, net	265	42	—	(125)	(198)
Total recurring revenue	49,294	46,183	44,931	44,472	46,069

Operating expenses	31,594	39,249	28,461	29,014	28,235
Less:
FHLB prepayment penalty	—	4,784	—	—	—
Valuation allowance loans held for sale	—	4,425	—	—	—
Severance expense	1,532	—	—	—	—
Total operating expense	30,062	30,040	28,461	29,014	28,235

Efficiency ratio	60.99%	65.05%	63.34%	65.24%	61.29%